SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Roberts Realty Investors, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ROBERTS REALTY INVESTORS, INC.
8010 Roswell Road, Suite 120
Atlanta, Georgia 30350

August 12, 2003

Dear Shareholders:

I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Wednesday, September 3, 2003, at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2002 annual report with our Form 10-K is also enclosed.

Although I would like each shareholder to attend the annual meeting, I realize, for some, this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important and I appreciate the time and consideration that I am sure you will give it.

Sincerely,

/s/ Charles S. Roberts

Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
8010 Roswell Road, Suite 120
Atlanta, Georgia 30350

August 12, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 3, 2003

The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Wednesday, September 3, 2003, at 10:00 a.m., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

(1)	to elect two directors to serve three-year terms; and

(2)	to transact any other business that properly comes before the meeting or any adjournment of it.

The directors have set the close of business on July 16, 2003 as the record date to determine the shareholders who are entitled to vote at the meeting.

If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

/s/ Charles R. Elliott

Charles R. Elliott
Secretary

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON SEPTEMBER 3, 2003

This document will give you the information you need to vote for the two directors to be elected at the annual meeting. If you have any questions concerning the information contained in this proxy statement, please contact Charles R. Elliott, our Chief Operating Officer, at (770) 394-6000.

Who is asking for my vote?

     The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on September 3, 2003. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting on the previous page.

How do your directors recommend that shareholders vote?

     The directors recommend that you vote FOR the election of the two nominees for director.

Who is eligible to vote?

     Shareholders of record at the close of business on July 16, 2003 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about August 12, 2003.

What are the rules for voting?

     As of the record date, we had 5,174,156 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

     You may vote:

•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

•	In person at the meeting. We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you must request a legal proxy from your stockbroker to vote at the meeting.

     Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, Wachovia Bank, National Association.

     Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:

•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

•	Matters incident to the conduct of the meeting.

     A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting.

     If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for all other matters to be voted on because these other matters are not considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

     If a quorum is present, the two nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

     If you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date,

•	voting in person at the meeting, or

•	giving written notice to our corporate Secretary, Mr. Elliott.

How will we solicit proxies, and who will pay for the cost of the solicitation?

     We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may solicit proxies by telephone or in person. We will pay all of the costs of the solicitation, primarily the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

     We must receive any shareholder proposals intended to be presented at our 2004 annual meeting of shareholders on or before April 14, 2004 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2004 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.

PROPOSAL 1 – ELECTION OF DIRECTORS

Who are the two nominees for election as a director?

     This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Charles S. Roberts and Mr. Charles R. Elliott. Each of them is currently a director of Roberts Realty, and the directors have recommended that each of them be reelected to the board.

Why are only two of the six directors being elected at the annual meeting?

     Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible. Currently, the classes have an unequal number of directors. To rectify the imbalance, Mr. Elliott, whose term currently expires at the annual meeting in 2004, will resign immediately before the election of directors so that he can stand for election by the stockholders as a member of the class currently consisting solely of Mr. Roberts. The term of office of the other nominee, Mr. Roberts, expires at this year’s annual meeting, and he and Mr. Elliott are standing for reelection for a full three-year term through the annual meeting in 2006. The terms of office of Mr. Ben A. Spalding and Mr. George W. Wray, Jr. expire at the annual meeting in 2004, and the terms of office of Mr. Dennis James and Mr. Jarell Jones expire at the annual meeting in 2005.

Nominees for Director:

     If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

     Charles S. Roberts, age 57 and a director since July 1994, is our Chairman of the Board, Chief Executive Officer, and President. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.

     In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

     Charles R. Elliott, age 50, was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. Mr. Elliott also became our Chief Operating Officer on February 17, 2003. On May 12, 2003 upon the departure of our prior Chief Financial Officer, Secretary, and Treasurer, Mr. Elliott resumed his service as Secretary and Treasurer and became Acting Chief Financial Officer. For the past four years, in addition to his accounting and financial reporting duties as Chief Financial Officer, Mr. Elliott has been involved with financings, acquisitions, and dispositions. Mr. Elliott served as a director of Roberts Realty from October 1994 to February 1995 and again from October 2000 to the present. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995. He holds an undergraduate degree in Accounting and a master’s degree in Finance.

Directors Continuing in Office:

     Ben A. Spalding, age 69 and a director since October 1994, has worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to the present. Previously he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding’s term expires at the 2004 annual meeting of the shareholders. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelors degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

     George W. Wray, Jr., age 66 and a director since February 1995, is a private investor and Senior Partner of the Wray Partnership, a family investment group. Mr. Wray’s term expires at the 2004 annual meeting of the shareholders. He was employed with International Silver Company from the early 1960s to July 1993, most recently as a Vice President engaged in sales management for the eastern United States. From the July 1993 acquisition of International Silver Company by World Crisa Corporation (a division of Vitro S.A.) through September 1997, Mr. Wray was an independent sales agent for the successor organization. Mr. Wray also served as a Vice President of Spalding & Company, a former NASD member broker-dealer, from 1991 to 1997 and was a registered associate of Spalding & Company from 1983 to 1997. Mr. Wray holds a bachelors degree in Industrial Relations from the University of North Carolina at Chapel Hill and serves as an elder of the Peachtree Presbyterian Church in Atlanta.

     Wm. Jarell Jones, age 55 and a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro, Georgia since November 1993. Mr. Jones’ term expires at the 2005 annual meeting of the shareholders. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming, and development interests. Mr. Jones served as a director for six years and as the Chairman for two years of the Downtown Statesboro Development Authority.

     Dennis H. James, age 56 and a director since June 1995, is a Managing Director of L. J. Melody & Company (formerly Shoptaw-James, Inc.), a commercial mortgage banking firm. Mr. James’ term expires at the 2005 annual meeting of the shareholders. Mr. James has over 30 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As a Managing Director of L. J. Melody & Company, he is responsible for the Southeast Region’s overall production and investor relations. He has served on both the Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelors degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

How many shares do our directors and executive officers own?

     The following table describes the beneficial ownership of shares of our common stock as of August 1, 2003 for:

•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and each of our named executive officers; and

•	our directors and executive officers as a group.

     Except as noted in the footnotes, the person owns all shares and partnership units directly and has sole voting and investment power. Each of the persons known by us to beneficially own more than 5% of the common stock has an address in care of our principal office, except for Dr. James M. Goodrich, whose address is 524 Manor Ridge Drive, Atlanta, Georgia 30304. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

     Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 6% of our outstanding shares, other than by Mr. Roberts, who is limited to 25%. Accordingly, a unitholder cannot redeem units if upon their redemption he would hold more shares than permitted under the applicable percentage limit. Given the total number of shares and units they own, each of Mr. Roberts and Mr. Wray may be unable to redeem all the units he owns unless and until other unitholders redeem a sufficient number of units to cause the number of outstanding shares of common stock to be increased to a level sufficient to permit their redemption. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

Name of	Number of	Number of Units
Beneficial Owner	Shares Owned	Beneficially Owned	Total	Percent of Class(1)

Charles S. Roberts(2)	941,018	738,012	1,679,030	28.3%
George W. Wray, Jr.(3)	246,880	119,266	366,146	6.9
James M. Goodrich(4)	281,847	0	281,847	5.4
Ben A. Spalding(5)	21,252	27,318	48,570	*
Dennis H. James	77,076	2,405	79,481	1.5
Wm. Jarell Jones(6)	7,012	0	7,012	*
Charles R. Elliott	11,875	0	11,875	*
All directors and executive officers as a group: (7 persons)(7)	1,308,952	887,001	2,195,953	36.2%

Less than 1%.

(1) The total number of shares outstanding used in calculating this percentage is 5,186,048, the number of shares outstanding as of August 1, 2003.

(2) Includes 2,744 shares owned by Mr. Roberts’ minor daughter and 29,500 units owned by a trust for his minor daughter of which he is the sole trustee.

(3) Includes 213,065 shares owned by a partnership, over which shares Mr. Wray has voting and investment power as the managing partner of such partnership; and 27,257 shares owned by his wife and 5,058 shares owned by a trust of which she is a co-trustee. Mr. Wray disclaims beneficial ownership of the 27,257 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co-trustee. The partnership owns 95,568 units.

(4) Includes 158,582 shares owned jointly by Dr. Goodrich and his wife; and 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons.

(5) Includes 7,564 shares owned by partnerships of which Mr. Spalding’s wife is the managing partner. Mr. Spalding’s beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(6) Includes 1,745 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(7) Includes an aggregate of 41,624 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.

How often do the directors meet, and what committees do they have?

     The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met a total of three times in 2002, and each director attended all of the board meetings and all of the meetings held by the committees of the board on which he served. We have a compensation committee and an audit committee. We do not have a nominating committee, and nominations for director are made by the board as a whole. Any shareholder interested in nominating a director should review the material described under “How can a shareholder propose business to be brought before next year’s annual meeting?” above.

     Compensation Committee. During 2002, the compensation committee was comprised of Mr. Jones and Mr. James. Although the board of directors has established a compensation committee, the full board of directors performed the functions of the compensation committee with respect to 2002 performance. In 2002, the full board approved the 2002 base salaries and the 2001 bonuses of our executive officers (which were determined and paid in 2002), with each of Mr. Roberts and Mr. Elliott abstaining from voting on his own base salary and bonus.

Report of the Audit Committee

     During 2002, the audit committee was composed of Mr. Jones, its Chairman, Mr. James and Mr. Wray. Mr. James and Mr. Wray were appointed to the audit committee in March 2002. Each of these members is considered “independent” under Section 121(A) of the American Stock Exchange listing standards. The audit committee is governed by a written charter and makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of our internal accounting controls. The audit committee reports its findings to the board. The full audit committee met one time in 2002, although the chairman and other members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.

     The SEC has adopted new regulations that affect public company audit committees, their composition, and their authority. Some of these regulations are currently in effect, and others take effect over approximately the next year. In addition, The American Stock Exchange has proposed for SEC approval new listing standards that, among other things, govern the composition and authority of audit committees. The board of directors will review and revise the current audit committee charter to comply with these new requirements in a timely manner. To comply with Sarbanes-Oxley Act of 2002, the audit committee has adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors, Deloitte & Touche LLP. The policy forbids Deloitte & Touche from providing the services enumerated in Section 201(a) of Sarbanes-Oxley. The policy also authorizes the Chairman of the audit committee to approve other services that are not prohibited by Sarbanes-Oxley so long as he presents those services to the full committee at its next regularly scheduled meeting.

     In performing all of these functions, the audit committee acts only in an oversight capacity. The audit committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

     The audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees); it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The audit committee reported its findings to our board of directors.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC. A copy of our Annual Report on Form 10-K is enclosed with these proxy materials.

     The audit committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Wm. Jarell Jones
Dennis H. James
George W. Wray, Jr.

What do we pay our directors for their services?

     We pay our directors who are not officers for their services as directors, but we do not pay our directors who are also officers for their services as directors. In 2002, our non-officer directors each received $12,000 for serving on the board. We have continued that policy in 2003, except that as of June 1, 2003, we will pay the Chairman of our Audit Committee, Mr. Jones, an additional $3,000 per year (prorated for 2003) in light of his increased duties under new SEC regulations. We also reimburse our non-officer directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

Who are our executive officers, and what do we pay them?

     Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President; Charles R. Elliott, our Chief Operating Officer, Acting Chief Financial Officer, Senior Vice President – Real Estate, Secretary, and Treasurer; and Ronald L. Johnson, our Vice President – Property Maintenance. Biographical information for Mr. Roberts and Mr. Elliott is included above.

     Ronald L. Johnson, age 46, has served as our Vice President – Property Maintenance since January 1999. He also served as a Vice President of Quality Management from April 1997 through 1998. He worked for Roberts Properties Management, L.L.C. as Vice President of Quality Management from 1996 to April 1997 (when we acquired Roberts Properties Management) and as Maintenance Supervisor from 1991 to 1996.

     Mr. Roberts and Mr. Elliott were our only executive officers whose total salary and bonus exceeded $100,000 during 2002 and thus are our “named executive officers.”

Summary Compensation Table

	Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)

Charles S. Roberts	2002	150,000	0
Chairman of the Board, Chief	2001	150,000	0
Executive Officer, and President	2000	150,000	0
Charles R. Elliott	2002	103,671*	0
Secretary, Treasurer, Chief Operating	2001	137,077	15,000
Officer, Acting Chief Financial Officer,	2000	123,000	30,000
and Senior Vice President — Real Estate

*	Includes consulting fees of $6,575 paid for services performed after July 15, 2002.

     We are not a party to any employment agreements. Although our board of directors has granted shares of restricted stock to Mr. Elliott, we have never granted any options. We have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments. The board of directors may elect to grant restricted shares in the future, and in each such event, the board will approve the specific issuance of shares to the individual officer. No shares are presently reserved for that purpose. We pay certain fees and make other payments to affiliates of Mr. Roberts under various agreements and arrangements. Please see “What material relationships and transactions have the directors and executive officers had with us and our affiliates?” below.”

Compensation Committee Report on Executive Compensation

     Introduction

     Our executive compensation program is intended to attract, retain, and reward experienced, highly motivated executives who contribute to our growth. Although the board of directors has established a Compensation Committee composed of Mr. Wm. Jarell Jones and Mr. Dennis H. James, the full board has performed the functions of the compensation committee since the beginning of 1999. These functions include setting base salaries and cash bonuses for our two most senior executive officers, Mr. Charles S. Roberts, our President, Chief Executive Officer and Chairman of the Board, and Mr. Charles R. Elliott, our Chief Operating Officer, Acting Chief Financial Officer, Senior Vice President – Real Estate, Secretary, and Treasurer. The board also reviews from time to time succession planning for senior management. (Mr. Roberts determines the compensation of Mr. Johnson.)

     During 2002, our full board of directors approved the 2002 base salaries of our executive officers. Mr. Roberts and Mr. Elliott each abstained from voting as a director on his own base salary and bonus.

     Executive Compensation Policy and Philosophy

     Our executive compensation programs are based on the following guiding principles:

     Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.

     Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary, cash bonuses, and long-term incentives to attract, motivate, and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.

     Base Salary Program

     We determine our base salary levels based on our assessment of market compensation rates, each employee’s performance over time, and each individual’s role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. We review salaries for our executive officers annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.

     Mr. Elliott received the same base salary in 2002 as he did in 2001. In light of Mr. Elliott’s mid-year resignation as Chief Financial Officer, he did not receive his full annual salary for the entire year. Mr. Elliott served as a consultant after his resignation until his return to full-time employment with us on

February 17, 2003. In approving his salary for 2002, the board considered individual performance, experience, and overall corporate performance in 2001.

     Annual Incentive Plan

     Our annual incentive plan is designed to reward and motivate key employees based on the employee’s and our performance. As a pay-for-performance element of compensation, we pay incentive awards annually based on the achievement of performance objectives for the most recently completed fiscal year. Given his mid-year resignation, Mr. Elliott did not receive a cash bonus for 2002.

     Compensation of Chief Executive Officer

     In determining the compensation of our Chief Executive Officer, we apply the same philosophy and procedures as we apply to other executive officers and employees. We took into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. We assessed Mr. Roberts’ performance qualitatively and did not attach any specific weighting to the performance factors we considered.

     In early 2003, we evaluated our financial performance during 2002, as well as Mr. Roberts’ tenure with Roberts Realty and his industry experience. Mr. Roberts informed us he believes he is fairly compensated and, therefore, he did not request a salary increase or bonus for 2002. Accordingly, we did not increase his salary or award him a bonus.

     Policy with Respect to the $1 Million Deduction Limit

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company’s employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. In the future, we intend to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. We will use our best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.

     By the board of directors, with each of Mr. Roberts and Mr. Elliott abstaining from voting on his own base salary and bonus, as noted above:

Wm. Jarell Jones	George W. Wray, Jr.
Dennis H. James	Ben A. Spalding
Charles S. Roberts	Charles R. Elliott

Total Return Performance Graph

     The following total return performance graph compares our performance to the Russell 2000 index and the index of 19 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT, over our past five fiscal years. Our performance, presented for the period from December 31, 1997 through December 31, 2002, is not indicative of future results.

		NAREIT
		Apartment
	Roberts	Equity
	Realty	Index	Russell 2000

December 31, 1997	100.00	100.00	100.00
December 31, 1998	92.95	91.25	97.45
December 31, 1999	112.45	101.02	118.18
December 31, 2000	126.53	136.88	115.44
December 31, 2001	114.17	148.74	118.31
December 31, 2002	100.46	139.62	93.05

What material relationships and transactions have the directors and executive officers had with us and our affiliates?

     We conduct our business through Roberts Properties Residential, L.P., own a 71.6% interest in it, and are its sole general partner. In this proxy statement we sometimes refer to Roberts Properties Residential, L.P. as our operating partnership. Mr. Charles S. Roberts owns directly or indirectly all or substantially all of the outstanding shares of Roberts Properties, Inc. and Roberts Properties Construction, Inc. Notes 1 and 10 to our consolidated financial statements included in our 2002 Annual Report on Form 10-K mailed along with this proxy statement provide further detail regarding some of the transactions described in this section.

     Payments to Companies Owned by Mr. Roberts

     Overview. We have paid fees to Roberts Properties and Roberts Properties Construction for various types of services and will continue to do so in the future. These various arrangements are summarized below.

     Transactions with Affiliates of Mr. Roberts. On January 4, 2001, we sold our 152-unit Rosewood Plantation community. We used the net proceeds from that sale to complete a Section 1031 tax-deferred exchange for four properties in 2001 to defer taxes we would otherwise have incurred on the gain from the sale. These transactions are described in more detail in Notes 3 and 10 to the consolidated financial statements included in the Annual Report on Form 10-K mailed along with this proxy statement. Our agreements to pay development and construction fees with respect to these four properties are described below. Those agreements are also included in the summaries of development fees and construction fees that follow this subsection.

     Addison Place Shoppes. On February 27, 2001, we signed an exchange agreement with an intermediary to acquire land previously owned by Roberts Properties Jones Bridge, LLC, of which Mr. Roberts owned a 90% interest. We are constructing a 39,205 square foot retail center on the 6.84-acre property, which is located at the intersection of Abbotts Bridge Road and Jones Bridge Road in front of our Addison Place community in Alpharetta, Georgia. We acquired the property on June 30, 2001 for approximately $4,460,000. In connection with these transactions, Roberts Properties Jones Bridge, LLC received $3,498,000 for the property. We entered into a cost plus 5% contract with Roberts Construction to complete the retail center.

     Northridge Community. On June 28, 2001, we purchased 10.9 acres of undeveloped land from Roberts Properties. We are developing a 220-unit apartment community on this site, which is located on Northridge Parkway in Atlanta adjacent to our Highland Park community. We have retained Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000. We intend to enter into a cost plus 10% contract with Roberts Construction to build the 220 apartment units.

     East Fox Court. On May 30, 2001, we purchased 9.5 acres of undeveloped land from Roberts Properties for the construction of 80 townhouse units located at the corner of Jones Bridge Road and East Fox Court, across from our Addison Place community. In 2002, we paid Roberts Properties $180,000 to complete the design and development work, and we sold the property in November 2002 for a $1,500,000 profit.

     Corporate Office Building. On June 28, 2001, we purchased a partially constructed office building and approximately 3.9 acres of land from Roberts Properties. Roberts Construction will complete construction of the building for a fixed price of $3,054,000 and will perform tenant finish work for approximately $600,000. Roberts Construction will not earn a profit on the construction of the building or on the tenant finish work.

     Development Fees. From time to time we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. The following table summarizes the payments to Roberts Properties through June 30, 2003. The total fees for Northridge are equal to $2,500 per planned apartment unit, and the total fees for East Fox Court are equal to $2,250 per planned unit.

			Amount
	Actual/		Incurred	Estimated
	Estimated	Total	From	Remaining
	Total Contract	Amount	1/1/2002 to	Contractual
	Amount	Incurred	6/30/2003	Commitment

Northridge	$550,000	$350,000	$350,000	$200,000
East Fox Court	180,000	180,000	180,000	0

	$730,000	$530,000	$530,000	$200,000

     Construction Contracts. We enter into contracts in the normal course of business with Roberts Properties Construction. The following table summarizes the payments to Roberts Construction for construction projects through June 30, 2003 (in some cases the amounts shown include payments made before 2002). For the Addison Place Phase II, Veranda Chase and Charlotte projects, we pay Roberts Construction its cost, plus a fee of 10% of its cost. For Addison Place Shoppes, we pay Roberts Construction its cost, plus a fee of 5% of its cost. We pay Roberts Construction its cost, but no additional fee, for construction of the corporate office building.

			Amount
	Actual/		Incurred	Estimated
	Estimated	Total	From	Remaining
	Total Contract	Amount	1/1/2002 to	Contractual
	Amount	Incurred	6/30/2003	Commitment

Addison Place Phase II	$21,927,000	$21,815,000	$340,000	$112,000
Veranda Chase	15,673,000	15,564,000	7,048,000	109,000
Charlotte	23,193,000	14,650,000	10,015,000	8,543,000
Corporate Office Building	4,906,000	4,072,000	1,506,000	834,000
Addison Place Shoppes	2,066,000	2,027,000	159,000	39,000

	$67,765,000	$58,128,000	$19,068,000	$9,637,000

     Partnership Profits Interest. Between 1994 and 1996, the operating partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. Each partnership owned an apartment community that had been developed or was in the development process. As a part of each acquisition, the operating partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. That financial obligation has been formalized as a profits interest in the operating partnership. As the holder of the profits interest, Roberts Properties may receive distributions in certain circumstances. Upon a sale of any of the acquired properties, Roberts Properties will receive a distribution of a specified percentage of the gross sales proceeds. Upon a change in control of Roberts Realty or the operating partnership, Roberts Properties will receive a distribution of the applicable percentages of the fair market value of each of the properties. The amount to be distributed to Roberts Properties with respect to each affected property will be limited to the amount by which the gross proceeds from the sale of that property, or, in connection with a change in control, its fair market value, exceeds the sum of:

•	the debt assumed, or taken subject to, by the operating partnership in connection with its acquisition of the property;

•	the equity issued by the operating partnership in acquiring the property; and

•	all subsequent capital improvements to the property made by the operating partnership.

     The percentages that apply to the sales proceeds, or fair market value, of the affected properties are shown in the following table:

River Oaks	5%
Preston Oaks Phase I	5%
Highland Park	5%
Plantation Trace Phase I	6%

     If Roberts Realty exercises its option to acquire all of the outstanding units for shares, it must simultaneously purchase the profits interest for cash in the amount the holder of that interest would receive if a change in control occurred at that time. Except for the partnership profits interest related to the original nine limited partnerships acquired between 1994 and 1996, no partnership interests have been, or are presently expected to be, issued or assumed by the operating partnership. We made no profits interest distributions to Roberts Properties from January 1, 2002 through June 30, 2003.

     Other Fees. From January 1, 2002 to June 30, 2003, we paid Roberts Properties $257,000 for reimbursement of operating costs and expenses, and we paid Roberts Construction $118,000 for project work done at our communities.

     Compensation to L.J. Melody & Company

     Dennis H. James, one of our directors, is Managing Director – Southeast Region, of L.J. Melody & Company, a commercial mortgage banking firm that has originated loans for us. We have paid L.J. Melody fees in the past for its services. L.J. Melody will assist us in originating the $10,750,000 loan to refinance our River Oaks community in 2003, for which we will pay it a fee of approximately $81,000. We expect to close the new loan from L.J. Melody in the third quarter of 2003 and that L.J. Melody will immediately assign the loan to Freddie Mac.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the board of directors is composed of Mr. Jones and Mr. James. None of such persons was during 2002, or at any previous time, an officer or employee of Roberts Realty or our operating partnership.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2002, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except as follows: Stephen M. McAleer, our former Chief Financial Officer (who owned none of our shares), filed his Form 3, Initial Statement of Beneficial Ownership of Securities, after its due date; and our Vice President – Property Maintenance, Ronald L. Johnson, filed a Form 4, Statement of Changes in Beneficial Ownership, disclosing one transaction after its due date.

Who are our auditors?

     Deloitte & Touche LLP has served as our independent auditors since June 2002. Previously, Arthur Andersen LLP had served as our independent public accountants from 1997 until June 18, 2002. On that date, upon the recommendation of our audit committee, our board of directors voted to dismiss Andersen as our independent auditors and appoint Deloitte & Touche to serve as our independent auditors for the year ended December 31, 2002. Pursuant to the board’s action, the dismissal of Andersen and the appointment of Deloitte & Touche became effective on June 19, 2002. A representative of Deloitte & Touche is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

     Andersen’s reports on our consolidated financial statements for the fiscal year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2001 and through the date of our dismissal of Andersen: (a) there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     During the fiscal year ended December 31, 2002 and through the date of our dismissal of Andersen, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     We provided Andersen with a copy of the foregoing disclosures before they were included in a Current Report on Form 8-K filed with the SEC on June 21, 2002, and Andersen furnished a letter to the SEC stating that it agreed with those disclosures.

What fees did we pay to our auditors?

Audit Fees

     The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the second and third quarters of that fiscal year, were $95,400. For the first quarter of 2002, Andersen billed us $6,700. For the year ended December 31, 2001, the aggregate fees billed by Andersen for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $110,000.

Audit Related Fees

     We did not engage either Andersen or Deloitte & Touche to provide, and neither of them billed for, professional services that were reasonably related to the performance of the audit of our 2001 or 2002 financial statements, but which are not reported in the previous paragraph.

Tax Fees

     The aggregate fees billed by Deloitte & Touche for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002, were $64,275. Andersen billed us for no professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2002. For the year ended December 31, 2001, the aggregate fees billed by Andersen for professional services rendered related to tax compliance, tax advice, and tax planning were $101,035.

All Other Fees

     Deloitte & Touche did not bill us for any services for the fiscal year ended December 31, 2002 other than for the services described in the foregoing paragraphs. The aggregate fees billed by Andersen for services rendered to us for the fiscal year ended December 31, 2002, other than for the services described in the foregoing paragraphs, were $7,000. The aggregate fees billed by Andersen for services rendered to us for the fiscal year ended December 31, 2001, other than for the services described in the foregoing paragraphs, were $13,750. Anderson’s services in both years related to our acquisitions and dispositions of properties, and our related SEC reports for those activities.

     Our audit committee has discussed Deloitte & Touche’s provision of the non-audit services described above and believes that the independence of Deloitte & Touche is not compromised by the provision of these services.

How can a shareholder obtain copies of exhibits to our 2002 Annual Report on Form 10-K?

     Included with these proxy materials is a copy of our 2002 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350.

ROBERTS REALTY INVESTORS, INC.

8010 Roswell Road

Suite 120

Atlanta, Georgia 30350

Telephone: (770) 394-6000

Creating Communities for Superior Lifestyles™

ROBERTS REALTY INVESTORS, INC.
8010 Roswell Road, Suite 120, Atlanta, Georgia 30350
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS, SEPTEMBER 3, 2003

     The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Ronald L. Johnson, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Wednesday, September 3, 2003, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.

1.	Proposal to elect the nominees listed to the right as directors:	NOMINEES:	Charles S. Roberts and Charles R. Elliott

☐	FOR: nominees listed at right (except as indicated to the contrary below)	☐	WITHHOLD authority to vote for both nominees

INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:

(Continued and to be signed on the reverse side)

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSAL

Signature of Shareholder

Signature if held jointly

Dated:_________________________________ , 2003
IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian, or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.